Hennessy Advisors, Inc. Reports Third Quarter Earnings of $0.53 Per Share

Firm Also Announces Quarterly Dividend

NOVATO, Calif., Aug. 1, 2018 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) today reported results for its third fiscal quarter ended June 30, 2018, and also announced a quarterly dividend.

Summary Highlights (compared to prior comparable quarter ended June 30, 2017):

  Fully diluted earnings per share increased 4% to $0.53.
  Our effective tax rate decreased from 34% to 28%.
  Note: The Tax Cuts and Jobs Act of 2017, which was passed during our first fiscal quarter, allowed us to blend in a lower corporate tax rate beginning January 1, 2018 (our second fiscal quarter).
  Total revenue increased 3% to $13.6 million.
  Total assets under management decreased 2% to $6.40 billion.
  Average assets under management, upon which revenue is earned, increased 0.4% to $6.59 billion.
  We announced the signing of a definitive agreement to purchase the assets related to the management of the BP Capital TwinLine Energy Fund and the BP Capital TwinLine MLP Fund (the "BP Funds") on July 10, 2018 (subsequent to our quarter end). At that time, the BP Funds had combined assets under management of approximately $220 million. You can read more about this by visiting our website at: http://hennessyadvisors.com/press/BPTwinLineAnnouncement.htm

The Board of Directors of Hennessy Advisors, Inc. today declared a quarterly dividend of $0.10 per share, which will be paid on September 10, 2018, to shareholders of record as of August 16, 2018.

"We continue to realize financial benefits from the Tax Cuts and Jobs Act and have also seen revenue growth despite industry headwinds," said Teresa Nilsen, President and COO of Hennessy Advisors, Inc. "We remain true to our business strategy of pursuing acquisitions and growing organically, as evidenced by our most recent announcement to purchase the assets of the BP Funds," she added.

Neil Hennessy, Chairman and CEO of Hennessy Advisors, Inc., stated, "The first half of the year was marked by the return of volatility and a bit of investor anxiety. We saw many market swings tied to trade policy, interest rate increases, and talk about possible inflation. Despite all of that clamor, the financial markets still experienced growth, driven by strong corporate earnings and a stronger overall economy." He added, "We believe this market, bolstered by a more business-friendly tax code and solid fundamentals, has room to run. We're pleased to report another quarter of revenue and earnings growth, and we continue to reward our shareholders by way of our quarterly dividend."

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
Third Quarter	June 30, 2018	June 30, 2017	$ Change	% Change
Total Revenue	$ 13,566,596	$ 13,177,839	$ 388,757	3.0%
Net Income	$ 4,218,177	$ 3,960,109	$ 258,068	6.5%
Earnings Per Share (Diluted)	$ 0.53	$ 0.51	$ 0.02	3.9%
Weighted Average Number of
Shares Outstanding (Diluted)	7,924,510	7,788,456	136,054	1.7%
Mutual Fund Average Assets
Under Management	$ 6,592,336,988	$ 6,564,012,133	$ 28,324,855	0.4%

At Period Ending Date	June 30, 2018	June 30, 2017	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 6,395,217,235	$ 6,526,756,492	$ (131,539,257)	-2.0%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team- managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil Hennessy
http://www.profnetconnect.com/neil_hennessy

CONTACT: Tania Kelley, Hennessy Advisors, Inc.tania@hennessyadvisors.com; 800-966-4354 or Melissa Murphy SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1061